Exhibit 99.1

DESIGN WITHIN REACH, INC. ACHIEVES EPS OF $0.16 FOR Q4 AND RETURNS TO PROFITABILITY FOR FISCAL 2007

SAN FRANCISCO, CA (March 10, 2008) – Design Within Reach, Inc. (NASDAQ: DWRI) today announced financial results for the fourth quarter and year ended December 29, 2007.

Fourth Quarter Results:

•

Product sales for the fourth quarter of 2007 increased 5.5% to $48.4 million, compared to $45.9 million recorded in the fourth quarter of 2006, primarily driven by increased studio sales. Net sales, which are comprised of product sales and shipping revenue, increased 3.4% to $52.0 million in the fourth quarter of 2007 from $50.3 million in the same period last year.

•	Gross profit margin improved to 48.2% in the fourth quarter of 2007, compared to 39.9% in the same period last year.

•

Product margin, which the Company defines as product gross profit divided by net product sales, was 51.3% for the fourth quarter of 2007, compared to 43.3% in the fourth quarter of 2006. For more information regarding the calculation of product margin, please see the discussion under the heading “Non-GAAP Financial Information” below.

•

Selling, general and administrative expenses were $21.9 million for the fourth quarter of 2007, compared to $22.9 million in the same period last year. These expenses represent 42.1% and 45.6% of net sales for the fourth quarter 2007 and 2006, respectively, and reflect increased operating leverage.

•

Income before income tax for the fourth quarter of 2007 was $3.1 million, compared to a loss before income tax benefit of $2.7 million in the same period last year. Net income for the fourth quarter of 2007 was $2.3 million, or $0.16 per diluted share, compared to a net loss of $2.0 million, or $(0.14) per diluted share, in the fourth quarter of 2006. Income tax of $0.8 million was recorded in the quarter ended December 29, 2007, compared to an income tax benefit of approximately $0.8 million in the same period last year.

Fiscal Year Ended December 29, 2007 Results:

•

Net sales increased 8.9% to $193.9 million for the fiscal year 2007 from $178.1 million for the same period last year. Product sales increased 11.5% to $181.3 million compared to $162.5 million for the same period last year.

•	Gross profit margin was 44.8%, compared to 41.8% in fiscal year 2006.

•	Product margin was 48.4% compared to 46.2% in fiscal year 2006.

•

Selling, general and administrative expenses were $87.7 million for fiscal year 2007, compared to $87.6 million in the same period last year. These expenses represent 45.2% and 49.1% of net sales for fiscal year 2007 and fiscal year 2006, respectively, as the Company continued to leverage expenses.

•

Income before income tax was $1.0 million for fiscal year 2007, compared to a loss before income tax benefit of $12.9 million in fiscal year 2006. Net income for fiscal year 2007 was approximately $323,000, or $0.02 per diluted share, compared to a net loss of $8.3 million, or $(0.58) per diluted share, in fiscal year 2006. Income tax of approximately $726,000 was recorded in 2007, compared to an income tax benefit of approximately $4.6 million in fiscal year 2006. The effective tax rate was 69% for fiscal year 2007, primarily due to stock-based compensation expense of approximately $1.0 million, which is not deductible for tax purposes. Results include a $1.9 million gain net of expenses and accelerated depreciation related to the early termination of a studio lease per an agreement between Design Within Reach and the landlord recorded in the third quarter of 2007.

“We are very pleased with our 2007 performance, which marks a significant milestone in Design Within Reach’s turnaround,” said Ray Brunner, Chief Executive Officer. “Achieving annual profitability is the culmination of 18 months of controlling expenses and improving margins. We believe that through these actions we have built a foundation that is well positioned for future growth. Looking ahead to 2008, we plan to continue to increase brand awareness and to broaden our core audience by expanding into categories that address all aspects of modern design for our customers’ homes and lifestyles.”

Net sales by sales channel were as follows:

•

Studio sales were $33.6 million in the fourth quarter of 2007, up 8.7% from the same period last year, resulting primarily from increased sales at existing studios driven by price increases and a more favorable product mix and the addition of three new studios since the end of 2006. For the year, studio sales increased 16.9% to $126.2 million from $108.0 million in fiscal year 2006. Design Within Reach operated 66 studios and the DWR Annex, an outlet for returned and discontinued merchandise in Secaucus, New Jersey, at the end of 2007, compared to 63 studios and one outlet open at the end of 2006.

•

Direct sales (including phone sales and sales through the Design Within Reach website) were $12.7 million in the fourth quarter of 2007, a decrease of approximately 5.9% from $13.5 million in the fourth quarter of 2006. For fiscal year 2007, direct sales decreased 2.4% to $48.2 million from $49.4 million for fiscal year 2006.

As of December 29, 2007, Design Within Reach had approximately $5.7 million in cash and cash equivalents, no outstanding borrowings under its revolving credit facility and $1.2 million in outstanding letters of credit. The Company repaid $11.2 million under its revolving credit facility during the fourth quarter, and had approximately $18.8 million available for advances under its revolving credit facility at the end of 2007. In addition, Design Within Reach reduced inventory by $6.4 million in the fourth quarter of 2007, compared to the third quarter of 2007, due to decreased orders for merchandise and increased use of drop-ship inventory fulfillment from the manufacturer. The Company believes that its cash and cash equivalents, anticipated cash flow from operations and availability under its credit facility will provide sufficient working capital to fund operations and anticipated capital expenditures for the next 12 months.

Guidance

Design Within Reach is maintaining its 2008 sales guidance of approximately $200 million and diluted earnings per share guidance of $0.03-$0.05.

Conference Call

Design Within Reach, Inc. will host a conference call today, March 10, 2008 at 1:30 p.m. Pacific (4:30 p.m. Eastern) with Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer. To access the conference call, participants in North America should dial (888) 726-2460 and international participants should dial (913) 312-1298. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com.

Non-GAAP Financial Information

This press release presents product margin, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes product margin is a useful financial measure as it removes the impact of shipping revenues and expenses from gross margin. Management believes shipping operations do not reflect the core operations of Design Within Reach’s business and do not represent a profit center as shipping margins are expected to trend to zero. For a reconciliation of product margin to the most comparable GAAP measure, see the following reconciliation of GAAP gross margin to product margin.

Amount in thousands	Thirteen Weeks Ended Dec. 29, 2007	Thirteen Weeks Ended Dec. 30, 2006	Fifty-Two Weeks Ended Dec. 29, 2007	Fifty-Two Weeks Ended Dec. 30, 2006
Product Sales	$48,400	$45,898	$181,276	$162,540
License Royalty Fee	5	—	16	—
Shipping Revenue	3,589	4,367	12,644	15,602

Net Sales	$51,994	$50,265	$193,936	$178,142
Product Gross Profit	$24,825	$19,856	$87,678	$75,046
Product Margin %	51.3%	43.3%	48.4%	46.2%
License Gross Profit	3	—	11	—
License Margin %	60.0%	—	68.8%	—
Shipping Gross Profit	226	219	(767)	(585)
Shipping Margin %	6.3%	5.0%	(6.1)%	(3.8)%
Total Gross Profit	$25,054	$20,075	$86,922	$74,461
Total Gross Margin %	48.2%	39.9%	44.8%	41.8%

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, online at www.dwr.com and at over 65 studios across the U.S.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we have recently revised our corporate strategy and our new strategy may not be successful; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; the expansion of our studio operations could result in increased expenses with no guarantee of increased revenues; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; we rely on catalog-based marketing, which could have significant cost increases and could have unpredictable results; we must manage our online business successfully or our business will be adversely affected; we have made and will continue to make certain systems changes that might disrupt our supply chain operations and delay financial results; management has identified material weaknesses in internal controls over financial reporting; our failure to implement and maintain effective internal controls in our business could have a material adverse effect on our business, financial condition, results of operations and stock price; we may need additional financing and may not be able to obtain additional financing on favorable terms or at all, which could increase our costs, limit our ability to grow and dilute the ownership interests of existing stockholders; we may not manage our inventory levels successfully; changes in the value of the U.S. dollar relative to foreign currencies and any failure by us to adopt and implement an effective hedging strategy could adversely affect our operating results; we rely on foreign sources of production, which subjects us to various risks; we may fail to timely and effectively obtain shipments of product from our vendors and deliver merchandise to our customers; we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability; and our operating and financial performance in any given period might not meet the guidance that we have provided to the public and other risks detailed in our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which is available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein, and we caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	John D. Hellmann
Design Within Reach, Inc.
jhellmann@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins
ICR, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 954-1100

— Financial Tables Follow —

Design Within Reach, Inc.

Condensed Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Net sales	$51,994	$50,265	$193,936	$178,142
Cost of sales	26,940	30,190	107,014	103,681

Gross margin	25,054	20,075	86,922	74,461
Selling, general and administrative expenses	21,868	22,926	87,651	87,555

Income (loss) from operations	3,186	(2,851)	(729)	(13,094)
Other income (expenses), net	(86)	104	1,778	212

Income (loss) before income taxes	3,100	(2,747)	1,049	(12,882)
Income tax expense (benefit)	830	(756)	726	(4,593)

Net income (loss)	$2,270	$(1,991)	$323	$(8,289)

Net income (loss) per share:
Basic	$0.16	$(0.14)	$0.02	$(0.58)
Diluted	$0.16	$(0.14)	$0.02	$(0.58)
Weighted average shares used in calculation of net income (loss) per share:
Basic	14,450	14,415	14,430	14,342
Diluted	14,543	14,415	14,544	14,342

Design Within Reach, Inc.

Condensed Balance Sheets

(Unaudited)

(amounts in thousands)

	December 29, 2007	December 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$5,651	$6,795
Inventory	37,820	33,849
Accounts receivable	1,176	2,514
Prepaid catalog costs	2,101	1,046
Deferred income taxes	1,251	2,078
Other current assets	1,986	2,434

Total current assets	49,985	48,716
Property and equipment, net	23,302	24,507
Deferred income taxes, net	8,182	8,083
Other non-current assets	955	888

Total assets	$82,424	$82,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,442	$17,116
Accrued expenses	4,500	4,260
Accrued compensation	2,765	2,445
Deferred revenue	325	1,583
Customer deposits and other liabilities	3,397	2,342
Long-term debt, current portion	346	519

Total current liabilities	25,775	28,265
Deferred rent and lease incentives	5,976	5,580
Long-term debt, net of current portion	321	586

Total liabilities	32,072	34,431
Stockholders’ equity	50,352	47,763

Total liabilities and stockholders’ equity	$82,424	$82,194

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